                                 PURCHASE AGREEMENT

     AGREEMENT made the 8TH day of NOVEMBER, 1998 between HOLLAND'S DRUG
STORE, INC. a Delaware Corporation ("Seller"), and HORIZON Pharmacies, Inc., a Delaware Corporation ("Buyer").

                                 W I T N E S S E T H

     WHEREAS, Seller operates a retail pharmacy doing business as HOLLAND'S DRUG STORE (the Drug Stores") located at 132 INDIAN SPRINGS DRIVE, SANDWICH, IL
60548 AND 201 E. VETERANS PARKWAY, YORKVILLE, IL 60560 (the "Retail Locations").

     WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase certain assets utilized in connection with and as part of Seller's operation of the Drug Stores upon the terms and conditions stated herein:

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby the acknowledged, the parties agree as follows:

1.   SALE OF ASSETS.

     1.1 ASSETS TO BE PURCHASED Seller hereby agrees to convey, transfer, assign, and deliver to Buyer on a going concern basis, and Buyer hereby agrees to purchase from Seller all of Seller's assets located at or used in connection with Seller's operation of the Drug Stores including but not limited to the following (collectively, the "Drug Store Assets"):

          A. MARKETABLE INVENTORY. All pharmaceutical and retail inventory of Seller held for resale by the Drug Stores except for those items not to be purchased by Buyer Pursuant to Section 1.2 below.

          B. PRESCRIPTION FILES AND PATIENT PROFILES. All prescription files, patient profiles and customer list, telephone numbers.

          C. FURNITURE, FIXTURES AND EQUIPMENT. Supplies and all furniture, fixtures, equipment described in Exhibit "A" attached hereto and made a part hereof, including but not limited to computers, peripherals, cash registers, refrigerators, typewriters, microfiche, fax machines, copiers, postage meters, sound system, alarm system, telephone equipment, shelving, counters, bottles, vials, ointment jars and other usable supplies.

          D. COPYRIGHTS, TRADE NAMES, AND TRADEMARKS. All copyrights, trade names and trademarks associated with the Retail Location(s) including, but not limited to HOLLAND'S DRUG STORE and all variations thereof (it is understood that the Hollands shall be entitled to use the "Holland" name in the context of any other business they may operate, except for a "drug store" or other health care related business.

     1.2 ASSETS NOT PURCHASED BY BUYER. Unless otherwise agreed by the parties in writing, Buyer shall not purchase the following: (i) consigned merchandise; (ii) merchandise held in layaway; (iii) merchandise which is damaged, shopworn, faded (including faded labels) or subject to visible deterioration; (iv) merchandise which, in Buyer's reasonable opinion, is unsalable because it is obsolete, its expiration date has expired or it has been discontinued by the manufacturer; or (v) prescription merchandise expiring within 30 days or prescription merchandise or over-the-counter drugs which are (a) in a partially filled container with a date

--------------                                                    -------------
Seller initial                                                    Buyer Initial
          which will expire within 90 days of the closing date; or (b) in a full, sealed container with a date which is expired; (vi) all third party insurance receivables for services rendered on or before Closing Date, (vii) all individual charge account balances for goods and/or services rendered on or before Closing Date; (viii) all assets of the Function Junction business, including without limitation, all furniture, fixtures and equipment, inventory, a 1996 Ford Taurus station wagon, a 1985 GMC Safari Van and a 1996 Infinity, and (ix) cash on hand at the Closing Date.

     1.3 TELEPHONE NUMBERS. Seller agrees to use all reasonable efforts and take all action necessary to assure that all telephone numbers used at the Drug Stores shall be transferred without interruption to Buyer.

2.   PURCHASE PRICE.

     2.1 COMPUTATION. The purchase price to be paid by the Buyer for the Drug Store Assets shall be computed as follows: (i) $563,000 for prescription files, patient profiles and goodwill, plus (ii) $67,000 for furniture, fixtures and equipment, plus (iii) $20,000 for the non-compete agreement; PLUS (iv) the discounted fair market value of all inventory constituting a part of the Drug Store Assets determined in accordance with Section 2.6, below;

     2.2 ALLOCATION. The total purchase price described in Section 2.1, above, shall be allocated as set forth in Exhibit "B" attached hereto and made a part hereof.

     2.3 PAYMENT OF THE PURCHASE PRICE. Buyer shall cause the purchase price to be paid to Seller as follows:

          (a)  $ 450,000 on the Closing Date by certified or cashier's check:

          (b) Shares of Buyer's common stock, par value $ .01 per share (the "HORIZON Common Stock"), equivalent to $300,000. based upon ninety (90%) percent of the average closing price for the HORIZON common stock as reported in the Wall Street Journal for the thirty (30) business days immediately preceding the Closing Date, as such term is defined in Section 7.1, below. Buyer will deliver to Seller appropriate stock certificates evidencing the Horizon Common Stock to be issued to Seller not later than fifteen (15) days after the Closing Date; and

          (c) The balance in a negotiable promissory note in the form attached in Exhibit "C" attached hereto (the "Note") secured by the inventory, furniture, fixtures and equipment of the Drug Stores in amount sufficient to cover the outstanding principal plus accrued interest due thereon;

          (d) Buyer shall deduct from the purchase price payable at Closing an amount equal to the sum of (i) Seller's pro rata share of personal property taxes as described in Section 2.5.2, below, and
               (ii) one half of the fee charged by the third party inventory service.

          (e) Buyer shall add to the purchase price payable at Closing such period expenses that have been prepaid by Seller, and for which Buyer shall obtain a post-closing benefit.

     2.4  EARNEST MONEY DEPOSIT.  This Section intentionally left blank.

     2.5  TAXES

--------------                                                    -------------
Seller initial                                                    Buyer Initial

     2.5.1 SALES, USE, AND TRANSFER TAXES. Buyer shall pay any and all sales, use, and transfer taxes arising out of the sale of the Drug Store Assets pursuant to this Agreement.

     2.5.2 PERSONAL PROPERTY TAXES. Seller shall pay all personal property taxes attributable to the Drug Store Assets for the period up to and including the Closing Date, and Buyer shall pay all personal property taxes attributable to the Drug Store Assets for the period following the Closing Date. The parties shall, using last year's tax returns, estimate as of the Closing Date the personal property taxes anticipated to be owed on the Drug Store Assets for the current calendar year, and Seller's pro rata portion of such estimated taxes shall be withheld by Buyer from the purchase price described in Section 2.3, above.

     2.6 INVENTORY EVALUATION. A physical inventory of the Drug Store Assets shall be performed on the Closing Date by an independent third party inventory service. Each party shall pay one-half of the fee charged by the service company, with Seller's pro rata share of such costs to be deducted from the purchase price payable by Buyer at Closing. For purposes of calculating that portion of the purchase price attributed to inventory under Section 2, above, the marketable inventory shall be valued as follows, except as otherwise provided herein:

          MARKETABLE INVENTORY               METHOD OF VALUATION

          Prescription inventory             Acquisition cost or AWP less 16%
                                             except for special deal
                                             prescription items or generic items
                                             which shall be valued at
                                             acquisition cost

          Non-Prescription inventory         Acquisition cost

In the event Seller is unable to establish the acquisition cost of any non-prescription inventory, the following formula shall be applied in valuing such inventory.

          CATEGORY OF MERCHANDISE             METHOD OF VALUATION
          -----------------------            ---------------------
          HBA                                Retail price less 25%
          OTC                                Retail price less 25%
          Gifts                              Retail price less 50%
          Cards                              Retail price less 50%
          Cosmetics                          Retail price less 40%
          Watches/Cameras                    Retail price less 50%
          Fragrances                         Retail price less 25%
          Candy (box)                        Retail price less 40%
          Candy (loose)                      Retail price less 30%
          Jewelry                            Retail price less 50%
          Miscellaneous                      Retail price less 50%
          Seasonal Merchandise               Retail price less 50%


3.   REPRESENTATIONS AND WARRANTIES.

     3.1. The Seller does hereby represent and warrant to Buyer as follows:

          3.1.1 ORGANIZATION. Seller is a corporation duly organized and existing in good standing under the laws of its state of incorporation and is entitled to own and

--------------                                                    -------------
Seller initial                                                    Buyer Initial
                 lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is conducted.

          3.1.2 AUTHORITY. The execution, delivery and performance of this agreement by Seller has been duly authorized by all necessary corporate action and constitutes a legal, valid, and binding obligation on Seller enforceable in accordance with its terms.

          3.1.3 TITLE TO PROPERTIES. The Seller has good and marketable title to all of the Drug Store Assets, free and clear of all mortgages, liens, encumbrances, pledges, or security interests of any nature whatsoever, except for secured debts, if any, listed on Exhibit "D" attached hereto which shall be satisfied and released at or prior to closing.

          3.1.4 FINANCIAL STATEMENTS: BOOKS AND RECORDS. Seller has heretofore delivered to Buyer true and correct copies of certain of the Seller's unaudited balance sheets and related statements of operations, retained earnings and cash flows (collectively, the "Financial Statements"). The Financial
                 Statements: (A) have been prepared in accordance with the books and records of Seller; (B) in all material respects present fairly the financial condition of the Seller at the indicated dates and the results of operations and cash flows of the Seller for the indicated periods. In addition, Seller has heretofore delivered to Buyer true, correct and complete copies of certain of Seller's books and records for inspection by Buyer. Such books and records do not contain any material omission or error with respect to Seller's business, operation or status.

          3.1.5 STATEMENTS NOT MISLEADING. The information provided by Seller to Buyer in this Agreement or in the Schedules or in any other writing pursuant hereto (including, without limitation, the representations and warranties contained in this Section 3) does not contain any untrue statement of a material fact and does not omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

          3.1.6 COMPLIANCE WITH APPLICABLE LAWS. Seller has received no notice of violation of any applicable law, regulation or requirement relating to the operation of the Drug Stores, the Drug Store Assets or the Retail Location, and Seller has no knowledge of or reason to believe any such violation exists. Seller is in full compliance with all wages and hour laws, and to the best of its knowledge is not engaged in any unfair labor practice or discriminatory employment practice and no complaint of any such practice against Seller is filed or threatened to be filed with or by the National Labor Relation Board, the Equal Employment Opportunity Commission or any other administrative agency, Federal or state, that regulates labor or employment practices, nor is any grievances filed or threatened to be filed against Seller by any employee pursuant to any collect bargaining or other employment agreement to which Seller is a party. To the Seller's best knowledge it is in compliance with all applicable Federal and state laws and regulations regarding occupational safety and health standards and has received no material complaints from any Federal or state agency or regulatory body alleging violations of any such laws and regulations. To the best of Seller's knowledge the Drug Stores and the use and operation thereof are currently in compliance with all applicable laws, ordinances, rules and regulations relating to public health

--------------                                                    -------------
Seller initial                                                    Buyer Initial
                 and safety and protection of the environment. Seller has not released, generated, discharged, manufactured, treated, transported or disposed of hazardous material on, in, under or from the Drug Stores or placed or stored any hazardous material on the property. To the best of Seller's knowledge, (a) no release, generation, discharge, manufacture, treatment, transportation or disposal of hazardous material has occurred on, in, under or from the Drug Stores, (b) no hazardous material is or has been stored or otherwise located on, in or under the Drug Stores, and
                 (c) there are no underground storage tanks on either of the Drug Store premises. There are no pending or to the best of Seller's knowledge threatened requests for information, action or proceedings from or by any governmental agency or any other person or entity regarding the condition or use of the Drug Stores or the release, generation, discharge, manufacture, treatment, transportation or discharge of hazardous material on, in, under or from the Drug Stores.

          3.1.7 CONTRACTS. Seller is not party to any contract, understanding or commitment whether in the ordinary course of business or not, relating to Seller's operation of the Drug Stores which extends beyond the Closing Date except as described on Exhibit ___.

          3.1.8 EMPLOYMENT CONTRACTS. Seller is not a party to any oral or written contract of employment between Seller and any officer or other employee, and the employment of each of Seller's officers and all the Drug Stores' employees is terminable at will without any penalty or severance obligation of any kind.

          3.1.9 LITIGATION. Seller is not a party to and has no knowledge of any suit, action, proceeding, investigation, claim, complaint or accusation pending or threatened against or affecting Seller or the Drug Store Assets, in any court or before any arbitration panel of any kind or before or by any Federal, state, local, foreign or other government agency, department, commission, board, bureau, instrumentality or body, and to the best knowledge and belief of Seller, there is no basis for any such suit, action, litigation, proceeding, investigation, claim, complaint or accusation. There is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitration panel or government body against or affecting Seller, the Drug Stores, the Drug Store Assets or either Retail Location.

          3.1.10 EMPLOYEE BENEFITS. All sums due for employee compensation and benefits and all vacation time owing to any employees of Seller have been duly and adequately accrued and reflected in the accounting records of Seller. Seller shall be responsible for all employee benefits, including but not limited to payment for accrued vacation, to the Closing Date. To the Seller's best knowledge, all employees of Seller are either United States citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all applicable laws.

          3.1.11 TAXES.

               (a) Seller has filed all required Federal, state, local, foreign and other tax returns, notices and reports (including, but not limited to, income, property, sales, use, franchise, capital, stock, excise, added value, employee's income withholding, social security and unemployment tax returns) heretofore due;

--------------                                                    -------------
Seller initial                                                    Buyer Initial
                    and to Seller's best knowledge all such returns, notices, and reports are correct, accurate, and complete.

               (b) Seller has made all deposits required to be made in connection with any tax including but not limited to, estimated income, franchise, sales, use, and employee withholding taxes.

               (c) Seller has paid or made adequate reserves on its books of account for all taxes, assessments, fees, penalties, interest and other governmental charges which have become due and payable, and the amounts reflected on such books are to Seller's best knowledge sufficient for the payment of all unpaid Federal, state, local, foreign, and other taxes, fees, and assessment and all interest and penalties thereon with respect to the periods then added and or all periods prior thereto.

          3.1.12 INVESTMENT PURPOSE. Seller is acquiring the HORIZON Common Stock for investment, and not with a view to the sale or distribution thereof. Seller understands and acknowledges that the transfer of the HORIZON Stock issuable hereunder will be restricted and that Seller may not sell or otherwise dispose of such shares unless and until a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), is in effect with respect thereto and Seller has fully complied with the Securities Act and all applicable regulations thereunder, or Seller has received an opinion from Buyer's counsel that the contemplated sale or other disposition of the HORIZON Common Stock will not require registration under the Securities Act.

          3.1.13 INSURANCE. All inventories, buildings and fixed assets owned or leased by Seller are and will be adequately insured against fire to the Closing Date, valid policies therefor are and will be outstanding and in force, and the premiums will be paid before the Closing Date.

          3.1.14 NO CHANGES. Until the Closing Date, Seller will not, except with Buyer's prior written consent: (i) conduct its business except in the regular and ordinary course; (ii) increase the amount of compensation currently being paid to employee or agent, or make any bonus arrangement with any employee or agent; (iii) enter into any transaction other than in the ordinary course of business; or (iv) pay out assets being sold to Buyer any debt, obligation or liability which Buyer has not agreed to assume under the terms of this Agreement.

          3.1.15 BROKER'S OR FINDER'S FEES. No agent's, broker's or finder's fee or commission shall be payable by the Buyer in connection with the transactions contemplated hereby by virtue of or resulting from any action or agreement by the Seller.

     3.2  Buyer does hereby represent and warrant to Seller as follows:

          3.2.1. ORGANIZATION. Buyer is a corporation duly organized and existing in good standing under the laws of Delaware, and is entitled to own or lease properties and carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted.

          3.2.2 COMMON STOCK. Buyer has authorized 14,000,000 shares of HORIZON Common Stock of which approximately 5,700,000 shares are currently issued and outstanding, and 1,000,000 share of preferred stock, par value $0.01 per share, none of which are currently issued and outstanding.

--------------                                                    -------------
Seller initial                                                    Buyer Initial

          3.2.3 AUTHORITY. The execution, delivery and performance of this agreement by Buyer has been duly authorized by all necessary corporate action and constitutes a legal, valid and binding obligation of the Buyer enforceable in accordance with its terms.

          3.2.4 BROKER'S OR FINDER'S FEES. No agent's, broker's or finder's fee or commission shall be payable by the Seller in connection with the transactions contemplated hereby by virtue of or resulting from any action or agreement by the Buyer. Specifically, Buyer was not referred to the Seller by Geneva Companies or any affiliate thereof.

4.   CONDITIONS TO CLOSING.

     4.1. BUYER'S CONDITIONS TO CLOSING. All obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (unless waived in writing by Buyer).

          4.1.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement shall be true and complete at the Closing Date as if they were made at such time.

          4.1.2 COMPLIANCE. Seller shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

          4.1.3 CONSENTS. All necessary consents to the transfer of the Drug Store Assets have been obtained from vendors and other third party, if any.

          4.1.4 NO CASUALTY. The Drug Stores' businesses and properties shall not have been adversely affected in any material way as a result of any strike, lock-out, accident or other casualty or act of God of the public enemy, or any judicial, administrative or governmental proceeding.

          4.1.5 LEASE OF RETAIL LOCATION. Buyer shall have entered into a new lease with respect to each of the Retail Locations and the Seller's leases with respect to the Retail Locations shall have been terminated.

          4.1.6 LICENSE TO OPERATE RETAIL PHARMACY. Buyer shall have obtained valid licenses to operate retail pharmacies under the HORIZON Pharmacies, Inc. name in the state of ILLINOIS. Buyer shall diligently pursue obtaining such licenses.

     4.2 SELLER'S CONDITIONS TO CLOSING. All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (unless waived in writing by Seller).

          4.2.1 REPRESENTATIONS. The representations and warranties of Buyer contained in this Agreement shall be true and complete at the Closing Date as if they were made at such time.

--------------                                                    -------------
Seller initial                                                    Buyer Initial

          4.2.2 COMPLIANCE. Buyer shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

          4.2.3 LEASE OF RETAIL LOCATIONS. Buyer shall have entered into a new lease with respect to each of the Retail Locations and the Seller's leases with respect to the Retail Locations shall have been terminated.

          4.2.4 EMPLOYMENT OF RICHARD AND BARBARA HOLLAND. Buyer and the Hollands have agreed that the Hollands will be retained to manage the Drug Stores for a minimum of One Hundred and Twenty (120) days after the Closing. After said One Hundred and Twenty (120) day period, either the Buyer or either of the Hollands may terminate such employment relationship by providing the other party with not less than thirty (30) days written notice of such party's intention to terminate the employment arrangement. Richard Holland and Barbara Holland shall receive annual salaries of $72,000 and $45,000, respectively. As the overall manager of both
                 Retail Locations, Richard Holland also shall be eligible for an annual bonus (beginning in 1999) equal to seven (7%) of the net earnings of the Drug Stores operations. The
                 Holland's shall also be entitled to up to twelve (12) weeks of vacation per year, with pay, provided that the timing of the taking of such vacation shall be subject to the consent of the Buyer, which consent shall not be unreasonably withheld.

5. LIABILITIES NOT ASSUMED BY BUYER. The parties expressly agree and acknowledge that Buyer shall not, by virtue of this Agreement, the consummation of the transactions contemplated herein or otherwise, assume any liabilities or obligations of Seller or any liabilities or obligations constituting a charge, lien, encumbrance or security interest upon the Drug Store Assets, regardless of whether such liabilities or obligations are absolute or contingent, liquidated or unliquidated or otherwise. Notwithstanding anything contained in this Agreement to the contrary, on the Closing Date, Buyer shall assume and agree to pay, perform and discharge as and when due: (i) all liabilities and obligations of Seller pursuant to those open purchase orders for inventory not yet received as of the Closing Date, which are set forth on Schedule 5 hereto; and (ii) Buyer's obligations under the new leases with respect to the Retail Locations.

6.   INDEMNIFICATION.

          6.1 INDEMNIFICATION BY SELLER AND RICHARD HOLLAND. Seller and RICHARD HOLLAND, each hereby agree to indemnify and hold harmless Buyer against and in respect of the following:

               (a) any and all debts, liabilities, or obligations incurred in the operation of the Drug Stores before the Closing Date, including, but not limited to, any liabilities arising out of any act, transaction, circumstance, state of facts, or violation of law that occurred or existed before the Closing Date, except with regard to the liabilities assumed by Buyer hereunder:

               (b) any and all loss, liability, deficiency, or damage suffered or incurred by Buyer by reason of any untrue representation, breach of warranty, or nonfulfillment of any covenant or agreement by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer pursuant hereto or in connection herewith;

--------------                                                    -------------
Seller initial                                                    Buyer Initial

               (c) any and all loss, liability deficiency, or damage suffered or incurred by Buyer as a result of Seller's failure to discharge any of the liabilities retained by Seller hereunder;

               (d) any and all actions, suits, proceedings, claims, demands, assessments, judgements, costs, and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in enforcing this indemnity.

               (e) Buyer may withhold form Seller any payment otherwise due to Seller Pursuant to the note in accordance with the provisions of Section 6.7 hereof. Upon final determination of any claim for indemnification hereunder, Buyer may offset the full amount of such claim for indemnification against the amount due to Seller pursuant to the Note in accordance with Section 6.7 hereof. For purposes of this Section 6.1, the term "final determination" shall mean a non-appealable order by a court of competent jurisdiction, or an arbitration board, with respect to any claim for indemnification hereunder.

          6.2 BUYER'S INDEMNIFICATION OF SELLER. Buyer hereby agrees to indemnify and hold harmless Seller against and in respect of:

               (a) any and all debts, liabilities, or obligations of Buyer, direct or inderect, fixed, contingent, or otherwise accruing after the Closing Date, relating to the business of the Drug Stores;

               (b) any and all loss, liability, deficiency, ro damage suffered or incurred by Seller resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant or agreement by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Seller pursuant hereto or in connection herewith;

               (c) any and all loss, liability, deficiency, or damage suffered or incurred by Seller as a result of Buyer's failure to discharge the liabilities of Seller assumed by Buyer hereunder;

               (d) any and all actions, suits, proceedings, claims, demands, assessments, judgements, costs, and expenses, including without limitation, legal fees and expenses, incident to any of the forgoing or incurred in enforcing this indemnity;

          6.3 NOTICE. Upon becoming aware of any claim for indemnification hereunder the party claiming indemnification (the "Indemnified Party") shall give the other party (the "Indemnifying Party") prompt notice of such claim setting forth in such notice all essential facts then known to the Indemnified Party in connection therewith; provided, however, that failure to give such prompt notice or specify all known facts shall not absolve the Indemnifying Party from its liabilities hereunder.

          6.4 THIRD-PARTY CLAIMS.

               (a) In order for Buyer or Seller, as the case may be, to be entitled to any indemnification provided for under Sections 6.1 or 6.2 hereof, in respect of, arising out of, or involving a claim made by any person, firm, governmental authority, or corporation other than Buyer or Seller or their assigns, or affiliates, against the Indemnified Party, the Indemnified Party must notify the Indemnifying Party in writing of this third-party claim promptly after receiving receipt by the Indemnified Party of written notice of the third-party claim within the claims period. Thereafter, the Indemnified Party shall deliver to the

--------------                                                    -------------
Seller initial                                                    Buyer Initial

                    Indemnifying Party, within 7 days after receipt by the Indemnified Party, copies of all notices relating to the third-party claim.

               (b) If a third-party claim as set forth in subsection (a) hereof is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, provided such counsel is not reasonably objected to by the Indemnified Party. Should the Indemnified Party elect to assume the defense of such third-party claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party elects to assume the defense of such third-party claim, the Indemnified Party will cooperate with the Indemnifying Party in connection with such defense.

               (c) If the Indemnifying Party assumes the defense of a third-party claim, then in no event will the Indemnified Party admit any liability with respect to, or settle, compromise, or discharge, any third-party claim without the Indemnifying Party's prior written consent, and the Indemnified Party will agree to any settlement, compromise, or discharge of a third-party claim that the Indemnifying Party may recommend that releases the Indemnified Party completely in connection with the third-party claim.

               (d) In the event the Indemnifying Party shall assume the defense of any third-party claim, the Indemnified Party shall be entitled to participate in, but not control, the defense with its own counsel at its own expense. If the Indemnifying Party does not assume the defense of any such third-party claim, the Indemnified Party may defend the claim in a manner as it may deem appropriate, including, but not limited to, settling the claim or litigation after giving notice of it to the Indemnifying Party on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party will reimburse the Indemnified Party promptly in accordance with the provisions of this
                    Section 6.


          6.5 SURVIVAL. All of the respective representations and warranties contained in this Agreement or in any other document or instrument delivered by or on behalf of any party hereunder or pursuant hereto, shall survive the Closing subject to the following limitation:

                    (a) No party hereto shall be liable to any other party for any breach or alleged breach of any representation or warranty contained in this Agreement unless, no later than two (2) years after the Closing Date, the party alleging such breach has notified the other party(s) in writing of such alleged breach; and

                    (b)  Notwithstanding the foregoing, the representations in
                         Section 3.1.11 hereunder shall survive for as long as any governmental authority may assert a tax deficiency and the representations in Sections 3.1.3 and 3.1.6 hereunder shall have no limitation. The covenants and agreements of the parties hereto set forth in this Agreement or in any other document or instrument delivered by or on behalf of any party hereunder or pursuant hereto shall not be affected by the expiration or any representation or warranty pursuant to this
                         Section 6.5 and shall survive indefinitely.

          6.6 LIMITATION ON INDEMNIFICATION OBLIGATIONS. An Indemnified Party shall not be entitled

--------------                                                    -------------
Seller initial                                                    Buyer Initial
     to indemnification under this Section 6 except to the extent that the aggregate amount of the indemnification to which such party is entitled hereunder shall exceed the sum of $5,000.00; provided, that, at such time the Indemnified Party shall be entitled to recover the entire indemnifiable amount (including the initial $5,000.00 liability).

          6.7 OFFSET. In the event that Buyer shall exercise its right to offset provided in Section 6.1 any such offset shall be collected by reducing the amount owed by Buyer to Seller in the following manner (i) first, to the extent of the principal amount outstanding on the Note, then
     (ii) to the extent of any accrued interest on the Note.

7.   CLOSING.

          7.1 CLOSING DATE. The closing shall take place at the Retail Location on or before NOVEMBER 8TH, 1998 FOR SANDWICH AND NOVEMBER 8TH, 1998 FOR YORKVILLE (the "Closing Date") but in no event later than NOVEMBER 14, 1998 unless otherwise agreed by the parties in writing.

          7.2 SELLER'S OBLIGATIONS AT CLOSING. Seller shall deliver to Buyer at closing of this Agreement a Bill of Sale effective to vest in Buyer good and marketable title to the Drug Store Assets, free and clear of all mortgages, security interest, liens, encumbrances, pledges and hypothecation of every nature and description and all other instruments and documents that are necessary or appropriate to the sale and delivery of the Drug Store Assets.

          7.3 BUYER'S OBLIGATIONS AT CLOSING. Buyer shall deliver to Seller at closing: (i) a certified or cashier's check for the cash portion of the purchase price provided for in Section 2.3; (ii) the Note and security Agreement provided for in Section 2.3; and (iii) evidence of the shares of Common Stock provided for in Section 2.3.

8.   MISCELLANEOUS.

          8.1 SURVIVAL OF REPRESENTATION, WARRANTIES AND INDEMNIFICATIONS. Subject to the provisions of Section 6.5 hereof, all of the representations, warranties and indemnifications of the parties set forth in this Agreement shall survive the Closing hereof.

          8.2 RISK OF LOSS. The risk of loss of damages of Drug Store Assets shall be upon Seller until the closing hereof.

          8.3 COVENANT NOT TO COMPETE. During the period commencing on the Closing Date and ending on the six (6) year anniversary thereof, except as specifically permitted by this Section 8.3, Richard Holland shall not, without the prior written consent of Buyer, directly or indirectly own an equity interest in, operate, manage or assist any person or entity (other than Buyer) in operating or managing, any business competitive with the Buyer's Business or any portion thereof in the Restricted Area. For purposes of this Agreement, the term "Buyer's Business" shall mean the development, management and/or operation of any retail pharmacy, nursing home, or health care company or any business which offers for sale or lease durable medical equipment. Also, for purposes of this agreement, the term "Restricted Area" shall mean anywhere in the respective city limits of SANDWICH, IL AND YORKVILLE, IL. The parties expressly

--------------                                                    -------------
Seller initial                                                    Buyer Initial
               agree that RICHARD HOLLAND may serve no more than one (1) day per week as a relief pharmacist at retail pharmacies not owned or operated by Buyer and which are located within the city limits of Sandwich, IL and Yorkville, IL. The parties acknowledge that the territorial and time limitations contained in the paragraph are reasonable and properly required for the adequate protection of the business to be conducted by Buyer with the assets and properties to be transferred hereunder and can not be changed except by written permission of Buyer.

          8.4 RIGHT TO ENJOIN BREACH. The parties agree that in the event of a breach by Seller of any provision of this paragraph, monetary damages alone would be inadequate and Buyer shall, in addition to all other legal remedies, be entitled to obtain an order ENJOINING SELLER FROM VIOLATING THE COVENANTS SET FORTH HEREIN.

          8.5 ACCESS TO RECORDS. Seller shall give Buyer, its counsel, accountants and representatives, reasonable access during normal business hours to all of Seller's books, contracts, commitments and records and furnish Buyer with all information which Buyer reasonably may request to conduct a financial audit of the last two (2) fiscal years and unaudited financial data up to Closing Date at Buyer's expense. Seller and RICHARD HOLLAND agree and certify that they are aware that the post-Closing audit by Buyer is required in order to satisfy Buyer's regulatory reporting and disclosure requirements and for Buyer's general business purposes, that their prompt and complete cooperation and compliance with the provisions of this Section are required in order for such audit to be completed on a thorough and timely basis and that their failure to cooperate and comply could subject them to a claim to be indemnified, defended and held harmless or for other remedies available under this agreement or pursuant to applicable law or regulation.

          8.6 DEA APPLICATION. Buyer shall diligently pursue its DEA Application for each of the Retail Locations and shall cease its use of Seller's DEA permits as soon as practicable, but no later than 30 days following the Closing. Buyer acknowledges that Seller shall terminate such permits promptly after the said 30 day period.

          8.7 GOVERNING LAW. This agreement shall be governed and construed in accordance with the laws of the state of ILLINOIS.

          8.8 ENTIRE AGREEMENT MODIFICATION. This agreement contains the entire agreement between the parties, and no representations, warranties or promises, unless contained herein, shall be binding upon the parties hereto, their successors and assigns. This Agreement may not be amended or terminated except by an instrument executed by both parties.

          8.9 ASSIGNMENT. Buyer may not assign this agreement without written consent of Seller, which consent will not be unreasonably withheld.

          8.9  TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

--------------                                                    -------------
Seller initial                                                    Buyer Initial

IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

BUYER:                                 HORIZON Pharmacies, Inc.

Witness:

/s/ (Illegible)                        /s/ BOB MUELLER
------------------------------         ---------------------------------------
                                       Bob Mueller, Vice President


SELLER:                                Holland's Drug Store,Inc.

Witness:

/s/ (Illegible)                        /s/ RICHARD HOLLAND
------------------------------         ---------------------------------------
                                       Richard Holland, President
Witness:

/s/ (Illegible)                        /s/ RICHARD HOLLAND
------------------------------         ---------------------------------------
                                       Richard Holland, Individually

--------------                                                    -------------
Seller initial                                                    Buyer Initial